EXHIBIT 99.1

Essex Announces First Quarter 2013 Results
Core Funds from Operations per Diluted Share for the First Quarter Increased 14.0%

Palo Alto, California—May 1, 2013—Essex Property Trust, Inc. (NYSE:ESS) announced today its first quarter 2013 earnings results and related business activities.

Funds from Operations (“FFO”) and net income for the quarter ended March 31, 2013 are detailed below. Core FFO excludes acquisition costs and non-recurring items.

	Quarter Ended
	March 31,		%
Earnings (in millions)	2013	2012	change
Total FFO	$77.4	$59.5	30.1%
Core FFO	$73.2	$59.6	22.8%
Net Income	$25.2	$22.7	10.9%
Per Diluted Share
Total FFO	$1.97	$1.63	20.8%
Core FFO	$1.87	$1.64	14.0%
Earnings per Share	$0.68	$0.67	1.5%

First Quarter Highlights:

•	Core FFO per diluted share grew 14.0% compared to Q1 2012.
•	Same-property gross revenues and net operating income (“NOI”) grew 5.9% and 6.1%, respectively, compared to Q1 2012.
•	Achieved a 1.1% sequential increase in quarterly gross revenues and 2.6% sequential increase in net operating income (“NOI”) for the same-property portfolio.
•	Acquired three communities for an aggregate investment of $176.2 million, comprised of 534 units.
•	Increased the dividend 10% to an annual rate of $4.84 per share.
•	Completed the lease-up of the 275 unit Expo development and Epic phase I is expected to begin its lease-up on time.
•	Core FFO guidance range for Q2 2013 is $1.79 to $1.87 per diluted share which incorporates recent financing and investment transactions.
•	2013 guidance for same-property revenues, operating expenses, NOI and FFO are reaffirmed from the January 31, 2013 press release.

Michael J. Schall, President and Chief Executive Officer of the Company, commented,  “We are pleased with our strong operating results for the first quarter of 2013, having achieved the high-end of our Core FFO guidance range established last quarter.  We attribute this result to the strong performance of our apartment portfolio, which we expect to continue throughout 2013.  Our core markets of coastal California and Seattle continue to produce strong operating metrics for apartments, including leading job growth, limited housing construction, and improving rental affordability that results from the dramatic increases, from 15% to 35% year-over-year, in for-sale home prices.”

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-Property Operations

Same-property operating results exclude properties that are not comparable for the periods presented.  The table below illustrates the percentage change in same-property gross revenues for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012, and the sequential percentage change for the quarter ended March 31, 2013 versus the quarter ended December 31, 2012 by submarket for the Company:

	Q1 2013 vs. Q1 2012	Q1 2013 vs. Q4 2012	% of Total
	Gross Revenues	Gross Revenues	Q1 2013 Revenues
Southern California
Los Angeles County	5.0%	1.0%	20.2%
Ventura County	3.6%	1.0%	9.7%
Orange County	4.0%	1.0%	9.3%
San Diego County	2.4%	0.1%	6.4%
Other Southern California	5.3%	3.6%	1.9%
Total Southern California	4.1%	1.0%	47.5%
Northern California
Santa Clara County	8.9%	1.7%	16.6%
Contra Costa County	4.5%	-0.4%	6.7%
Alameda County	6.8%	1.4%	5.9%
Other Northern California	9.3%	1.3%	5.4%
Total Northern California	7.7%	1.2%	34.6%
Seattle Metro	6.9%	1.0%	17.9%
Same-property portfolio	5.9%	1.1%	100.0%

The table below illustrates the percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012:

	Q1 2013 compared to Q1 2012
	Gross Revenues	Operating Expenses	NOI
Southern California	4.1%	4.3%	4.1%
Northern California	7.7%	5.6%	8.7%
Seattle Metro	6.9%	7.4%	6.6%
Same-property portfolio	5.9%	5.3%	6.1%

The table below illustrates the sequential percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended March 31, 2013 versus the quarter ended December 31, 2012:

	Q1 2013 compared to Q4 2012
	Gross Revenues	Operating Expenses	NOI
Southern California	1.0%	-2.9%	2.9%
Northern California	1.2%	-0.9%	2.1%
Seattle Metro	1.0%	-2.2%	2.7%
Same-property portfolio	1.1%	-2.1%	2.6%

Same-property financial occupancies for the quarters ended are as follows:

	3/31/2013	12/31/2012	3/31/2012
Southern California	96.6%	95.9%	96.7%
Northern California	96.8%	96.4%	97.3%
Seattle Metro	96.6%	95.9%	96.8%
Same-property portfolio	96.6%	96.1%	96.9%

Investment Activity

During the first quarter the Company purchased three apartment communities comprised of 534 units for a total investment of $176.2 million.  Please see the press release on February 20, 2013 for additional details on our Fox Plaza acquisition and page S-15 of the supplemental package for our first quarter acquisitions.

Dispositions

In January, the Company sold the land parcel held for future development located in Palo Alto, California for $9.1 million, resulting in a gain of $1.5 million.

Other Investments

During the quarter, the Company received the repayment of two notes receivables totaling $29.5 million.  One of the notes was repaid early, and as such the Company recorded $0.8 million of income related to a change in estimate.

In March, the Company received cash of $9.7 million from the redemption of preferred equity related to two properties located in downtown Los Angeles.  The Company recorded $0.4 million of income from redemption penalties due to the early redemption of these preferred equity investments.

Liquidity and Balance Sheet

Common Stock

During the first quarter, the Company issued 817,445 shares of common stock for $122.9 million, net of commissions, at an average per share price of $151.82.  Subsequent to quarter end, the Company has not issued any shares of common stock.

Unsecured Bond Offering

In April, the Company issued $300 million of 3.25% senior unsecured notes that mature in April 2023.  Please see our press release dated April 8, 2013 for additional details about the notes offering.

Guidance

The Company’s guidance for FFO per diluted share for the quarter ending June 30, 2013 of $1.79 to $1.87, includes the impact of the $300 million unsecured bond offering on April 15, 2013, and the impact of the repayment and redemption of notes and preferred equity investments aggregating $39.2 million.  For additional details regarding our 2013 guidance, please see page S-14 of the Supplemental Financial Information.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday May 2, 2013 at 10 a.m. PDT (1 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 411470. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 166 apartment communities with an additional 8 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes acquisition costs and items that are non-recurring or not related to the Company’s core business activities, which is referred to as (“Core FFO”), to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
Funds from Operations (In thousands)	2013	2012
Net income available to common stockholders	$25,203	$22,722
Adjustments:
Depreciation	47,144	40,827
Gains not included in FFO, net of disposition costs	-	(9,783)
Depreciation add back from unconsolidated co-investments, and add back convertible preferred dividend – Series G	3,842	4,384
Noncontrolling interest related to Operating Partnership units	1,501	1,590
Depreciation attributable to noncontrolling interests	(327)	(289)
Funds from Operations	$77,363	$59,451
Acquisition costs	387	186
Gain on sales of marketable securities and note prepayment	(2,611)	-
Gain on sale of land	(1,503)	-
Income from early redemption of preferred equity investments	(423)	-
Core Funds from Operations	$73,213	$59,637

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements and estimates on page 1 and under the caption “Guidance” on page 4 with respect to total and Core FFO for the second quarter 2013, the continued strong performance of our apartment portfolio, and statements and estimates set forth under the captions “Development Pipeline—March 31, 2013” and “Redevelopment Pipeline and Capital Expenditures—March 31, 2013” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial estimates and assumptions set forth in the columns “Low-end of Guidance range 2013” and “High-end of guidance range 2013” on page S-14 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-16 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, rent growth and occupancy in various areas.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2012.

Contact Information
Barb Pak
Director of Investor Relations
(650) 849-1667
bpak@essexpropertytrust.com